Correct Care Solutions and Conmed Healthcare Management Announce Completion of Tender Offer for Conmed Healthcare Management

HANOVER, Md. & NASHVILLE, Tenn., Aug 28, 2012 (BUSINESS WIRE) — Conmed Healthcare Management, Inc. (Conmed), a leading full service provider of correctional facility healthcare services to juvenile and adult county detention centers, and Correct Care Solutions, LLC (CCS), a national provider of medical, mental health, care management and medical technology services to municipal, county, state and federal jail and correctional facilities serving both adult and juvenile populations, today announced that the tender offer by CCS for Conmed shares for $3.95 per share in cash has been completed.

The offer expired at 5:00 p.m., New York City time, on August 27, 2012. Based on information provided by Wells Fargo, the depositary for the offer, as of the close of business on the expiration date of the offer, 13,510,984 Conmed shares were validly tendered and not withdrawn. The tendered shares represent approximately 96.2% of Conmed’s outstanding shares of common stock. All Conmed shares that were validly tendered and not withdrawn immediately prior to the expiration of the offer have been accepted by CCS for payment. CCS will purchase and pay for all such shares promptly.

CCS intends to promptly complete the acquisition of Conmed through a short-form merger under Delaware law, as soon as practicable, with the completion of the merger anticipated to occur on or about August 29, 2012. As a result of the merger, any remaining shares of Conmed common stock will be converted into the right to receive the offer price of $3.95 in cash paid in the tender offer, without interest and less any required withholding taxes (other than shares of Conmed common stock for which appraisal right are validly exercised under Delaware law and any shares owned by CCS or any of its subsidiaries). Upon completion of the merger, Conmed will become a wholly owned subsidiary of CCS, its shares will cease to be traded on the NYSE Amex, and Conmed will no longer be required to file certain information and periodic reports with the U.S. Securities and Exchange Commission (SEC).

The combined company is expected to service nearly 100,000 patients daily and operate in 25 states, with over 5,000 employees, allowing it to bring to its patients best in class doctors, nurses, and mental health professionals. Together, CCS and Conmed will have capabilities in clinical care, mental health, telepsychiatry, electronic medical records, utilization management and pharmacy services.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in ten states: Arizona, Kansas, Kentucky, Maryland, New Jersey, Oregon, Tennessee, Texas, Virginia and Washington. For more information, visit us at www.conmedinc.com ..

About Correct Care Solutions

Correct Care Solutions, LLC began providing services in 2003. CCS is a comprehensive correctional healthcare solutions provider with the home office based in Nashville, Tennessee. Currently, CCS is responsible for providing daily healthcare for over 65,000 inmates in correctional facilities throughout 21 states. More information can be found at www.correctcaresolutions.com .

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the intent of any parties about future actions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including risks and uncertainties relating to these matters that are discussed in the documents filed with the Securities and Exchange Commission by Conmed. These forward-looking statements reflect Conmed's expectations as of the date of this press release. Conmed undertakes no obligation to update the information provided herein.

Additional Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Conmed common stock. CCS has filed a tender offer statement on Schedule TO, as amended, with the SEC containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer and Conmed has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with respect to the tender offer. CCS and Conmed have mailed these documents to Conmed’s stockholders. Conmed stockholders may obtain a free copy of these documents and other documents filed by CCS and Conmed with the SEC at the Web site maintained by the SEC at www.sec.gov.